Exhibit (s)

The Lazard Fund, Inc.
Lazard Retirement Series, Inc.
Lazard Global Return and Income Fund, Inc.
Lazard World Dividend & Income Fund, Inc.

Power of Attorney

Each person whose signature appears below and who is a Director of each of the above-listed Funds (each, the “Fund”) hereby constitutes and appoints Nathan A. Paul and Brian D. Simon, and each of them, with full power to act without the other, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to the Fund’s Registration Statement (including post-effective amendments and amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signatures	Title	Date

/s/ Charles Carroll	Chief Executive Officer, President,	June 6, 2007
Director
Charles Carroll

/s/ Ashish Bhutani	Director	June 6, 2007

Ashish Bhutani

/s/ Kenneth S. Davidson	Director	June 6, 2007

Kenneth S. Davidson

/s/ Nancy A. Eckl	Director	June 6, 2007

Nancy A. Eckl

/s/ Lester Z. Lieberman	Director	June 6, 2007

Lester Z. Lieberman

/s/ Leon M. Pollack	Director	June 6, 2007

Leon M. Pollack

/s/ Richard Reiss, Jr.	Director	June 6, 2007

Richard Reiss, Jr.

/s/ Robert M. Solmson	Director	June 6, 2007

Robert M. Solmson